NON-COMPETITION AND NON-SOLICITATION
AGREEMENT

In consideration of his or her employment with Global Payments Inc. or its affiliate (“Company”), his or her continued employment with the Company, and the mutual covenants and agreements contained herein, Daniel C. O’Keefe (hereinafter “Employee”) and Company hereby as of October 1, 2013 (the “Effective Date”) agree as follows:

1.    Definitions. The following definitions shall apply to this Change in Control, Non-competition and Non-solicitation Agreement (the “Agreement”) and shall have the following meanings:

(a)     “Cause” shall mean:

        (i)    the failure of Employee to perform substantially Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Company which specifically identifies the manner in which the Company believes that Employee has not substantially performed Employee’s duties; or

        (ii)     any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Employee, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards; or
        (iii)     Employee’s abuse of alcohol, prescription drugs or any substance which materially interferes with Employee’s ability to perform services on behalf of the Company or Employee’s use of illegal drugs; or
        (iv)     Employee’s violation of any laws, agreements or Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, bribery, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of trade secrets, confidential information or other proprietary information of the Company; or
    (v)     Employee’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude.

(a)	“Change in Control” means:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (b)(i), the following acquisitions shall not constitute a Change in Control: any acquisition by a Person who is on the date of Employee’s execution of this Agreement the beneficial owner of 35% or more of the Outstanding Company Voting Securities; any acquisition directly from the Company; any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any Person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities; any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or, any acquisition by any corporation pursuant to a transaction which complies with clauses (x) and (y) of subsection (b)(ii) below; or

(ii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and Outstanding Company Voting Securities, as the case may be, and (y) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; provided, however, that

(iii)    Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company will not of itself constitute a Change in Control.

(c)    “Company” shall be deemed to include Global Payments Inc. and all of its affiliates and subsidiaries.
(d)    “Competitive Position” means any employment or independent contractor relationship with a Competitor in which Employee has duties for (or provides services to) such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Employee for the Company.

(e)    “Competitive Services” means the provision of products and services to facilitate or assist with the movement of electronic commerce of payment and financial information, merchant processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.

(f)    “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, associate or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies and all of their parents, subsidiaries, affiliates, and successors-in-interest who engage in Competitive Services: Chase Paymentech Solutions, First Data Corporation, Elavon Inc., Total System Services, Inc., and Vantiv.

(g)    “Date of Termination” means the date of termination of Employee’s employment with the Company for any reason whatsoever.

(h)    “Disability” means the inability of Employee, as determined by the Company, to substantially perform the essential functions of his or her regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(i)	“Good Reason” shall mean:

(i) a reduction by the Company in Employee’s base salary as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in the base salary of similarly-situated senior executives which reduction is not rescinded within ten (10) days after the Company receives written notice from Employee that he or she believes that the reduction constitutes Good Reason and that he or she intends to resign if it is not rescinded; or

(ii) a reduction by the Company in Employee’s annual bonus opportunity as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in the annual bonus opportunity of similarly-situated senior executives which reduction is not rescinded within ten (10) days after the Company receives written notice from Employee that he or she believes that the reduction constitutes Good Reason and that he or she intends to resign if it is not rescinded, provided, however that, notwithstanding the foregoing, this clause shall not be triggered where Employee receives an annual bonus payout below his or her total bonus opportunity and such payout is based on the Company’s and/or Employee’s performance as determined in the sole discretion of the Company; or

(iii) a requirement that Employee be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia which requirement is not rescinded within ten (10) days after the Company receives written notice from Employee that he or she believes that the requirement constitutes Good Reason and that he or she intends to resign if it is not rescinded.

(j)    “Protected Customer” means any person, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise to whom the Company has sold or provided or attempted to sell or provide its products or services during the twelve (12) months prior to the Date of Termination.

(k)    “Protected Employees” means employees of the Company who were employed by the Company at any time during the twelve (12) months immediately preceding the Date of Termination.

(l)    “Restricted Area” means the entire United States.

2.     Termination. If there occurs a Change in Control and, within twelve (12) months following such Change in Control, the Company or its successor terminates Employee’s employment other than for Cause or Disability or Employee terminates his or her employment for Good Reason within twelve (12) months following such Change in Control, then (and with respect to the payments and benefits described in subsections (a) through (f) below, only if Employee executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within 60 days of the Date of Termination):

        (a)    on the day that follows the six (6) month anniversary of the Date of Termination (the “Pay Date”), the Company shall pay Employee a lump sum equal to the amount of the base salary (as in effect on the Date of Termination) Employee would have earned if he or she had been continuously employed by Company from the Date of Termination until the Pay Date provided, however, that the Company shall have no obligation to make the payment described in this section if Employee has violated Sections 3, 4 or 5 of this Agreement or Sections 5 or 6 of the attached Confidentiality Agreement and failed to remedy such violation to the satisfaction of the Company within ten (10) days of notice of such violation;

        (b)    commencing on the Pay Date, the Company will continue to pay Employee an amount equal to his or her monthly base salary for a period of up to three (3) consecutive months, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Employee becomes employed with a subsequent employer or earns an income which will be reportable as non-employee compensation on a 1099 form provided that such non-employee compensation is reasonably anticipated to be more than $100,000 per year or if Employee violates Section 3, 4 or 5 of this Agreement or Sections 5 or 6 of the attached Confidentiality Agreement and fails to remedy such violation to the satisfaction of the Company within 10 days of notice of such violation; and

        (c)    on the Pay Date, the Company shall pay Employee a pro-rated bonus for the Company’s fiscal year in which the Date of Termination occurs equal to (i) 100% of Employee’s annual bonus opportunity, times (ii) a fraction, the numerator of which is the number of full or partial months elapsed in the Company’s fiscal year in which the Date of Termination occurs as of the Date of Termination and the denominator of which is 12; and

(d)     if the Date of Termination occurs after the end of one of Company’s fiscal years but before annual bonuses are paid for such preceding fiscal year, the Company shall, within sixty (60) of the Date of Termination, also pay Employee a bonus equal to the greater of (i) the actual amount earned by Employee for such preceding fiscal year or (ii) 75% of Employee’s annual bonus opportunity applicable for such preceding fiscal year; and

(e)     all grants of restricted stock of the Company held by Employee as of the Date of Termination will become immediately vested as of the Date of Termination; and,

(f)    all of Employee’s options to acquire common stock of the Company (“Options”) held by Employee as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and,

(g)    all of Employee’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 2(f) above) shall remain exercisable through the earliest of (i) the original expiration date of the Option, or (ii) the 90th day following the Date of Termination, or (iii) the date that is the 10th anniversary of the original date of grant of the Option.

3.    Non-competition with the Company. During the term of Employee’s employment with the Company and for a period of nine (9) months immediately following the Date of Termination, Employee agrees that he or she will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Area; provided, however, that nothing in this Section 3 shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company. This section (and definitions incorporated herein) shall survive the termination of Employee’s employment with the Company.

4.    Non-solicitation of Employees. During the term of Employee’s employment with the Company and for a period of nine (9) months immediately following the Date of Termination, Employee agrees that he or she will not, directly or indirectly, on his or her own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any Protected Employees with whom he or she worked or otherwise had material contact with through employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity. This section (and definitions incorporated herein) shall survive the termination of Employee’s employment with the Company.

5.    Non-solicitation of Customers. During the term of Employee’s employment with the Company and for a period of nine (9) months immediately following the Date of Termination, Employee agrees that he or she will not, directly or indirectly, on his or her own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this section shall only apply to those Protected Customers (a) with whom Employee, alone or in conjunction with others, had business dealings with on behalf of the Company during the twelve (12) month period immediately preceding the Date of Termination or (b) for whom Employee was responsible for supervising or coordinating the dealings between the Company and the Protected Customer during the twelve (12) month period immediately preceding the Date of Termination. This section (and definitions incorporated herein) shall survive the termination of Employee’s employment with the Company.

6.    Relief. Employee agrees that the breach of the covenants or promises contained in Sections 3, 4, or 5 of this Agreement or Sections 5 or 6 of the attached Confidentiality Agreement will leave the Company with no adequate remedy at law and will cause the Company to suffer irreparable damage and injury. Employee further agrees that the breach of these covenants and promises will entitle the Company to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by the Company as a result of such breach. Employee agrees that he or she will be liable to the Company for all reasonable attorney’s fees and expenses which might be incurred by the Company in enforcing its rights hereunder. Employee further agrees that no failure or delay by Company in exercising, enforcing or asserting any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

7.    Severability of Covenants. Employee acknowledges and agrees that the covenants set forth in Sections 3, 4, and 5 of this Agreement and Sections 5 and 6 of the attached Confidentiality Agreement are reasonable and valid in time and scope and in all other respects. These covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
8.    Section 409A.    This Agreement is intended to comply with Section 409A of the Code and applicable regulations. This Agreement shall be interpreted in such a way so as to comply, to the extent necessary, with Section 409A and the regulations thereunder.

9.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

10.    Entire Agreement(d)    Entire Agreement. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and shall supersede any other agreement between the parties with respect to the subject matter hereof.

11. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

12.     Waiver. No waiver shall be effective against Company or Employee unless such waiver is in writing and signed by the waiving party. The Company’s failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

AGREED TO BY:

/s/ Daniel O'Keefe
Name: Daniel O’Keefe
Date: October 1, 2013

GLOBAL PAYMENTS INC.

By:/s/ Suellyn P. Tornay
Signature
Name: Suellyn P. Tornay
Date: October 1, 2013

EXHIBIT A

Form of Release
This Release is granted effective as of the          day of             , 20    , by _______ (“Employee”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to in the Change in Control, Non-competition and Non-solicitation Agreement (the “Agreement”) signed by Employee on _______________, 2012. Employee gives this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part.
1.     Release of the Company. Employee, for himself or herself, his or her successors, assigns, attorneys, and all those entitled to assert his or her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2 below; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge; claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts.
2.     Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he or she has released and waived any and all claims he or she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”). Employee acknowledges and agrees Employee has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Employee further acknowledges and agrees that Company has offered Employee the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he or she receives for this Release is in addition to amounts to which he or she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.
3.    Non-Admission. It is understood and agreed by Employee that the payment made to him or her is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.
4.     Acknowledgement and Revocation Period. Employee agrees that he or she has carefully read this Release and is signing it voluntarily. Employee acknowledges that he or she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving his or her right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by him or her. In order to revoke this Release, Employee must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Employee revokes this Release within such seven (7) day period, no payment or benefit will be payable to him or her under the Agreement and he or she shall return to the Company any such payment or benefit received prior to that date.

5.     No Revocation After Seven Days. Employee acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he or she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Employee further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Employee shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein. Furthermore, with the exception of an action to challenge his or her waiver of claims under the ADEA, if Employee does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Employee shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Employee’s action.
6.     Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS OR HER CHOOSING CONCERNING HIS OR HER EXECUTION OF THIS RELEASE AND THAT HE OR SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.